Exhibit 99.1

Atlantic American Names
Ross Franklin Chief Financial Officer

ATLANTA, November 20, 2017 – Atlantic American Corporation (Nasdaq:AAME) today announced that the Board of Directors has appointed J. Ross Franklin to serve as Vice President and Chief Financial Officer, and Corporate Secretary, of the Company. He has been serving as Interim Chief Financial Officer since August 1, 2017.

Mr. Franklin has more than 18 years of accounting and financial management experience.  Since 2000 he has held various roles of increasing responsibility with Atlantic American and its subsidiaries, serving as Vice President, Accounting and Treasurer of Bankers Fidelity since 2009. He is a Certified Public Accountant and earned both Master of Professional Accounting and Master in Business Administration degrees from Georgia State University.

“I couldn’t be more thrilled to welcome Ross as the new Chief Financial Officer of Atlantic American,” said Hilton H. Howell, Jr., chairman, president and chief executive officer of the Company. “With almost two decades of history with the Company, Ross brings a deep understanding of our business and will undoubtedly be successful in his new role.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:

Hilton H. Howell, Jr.
Chairman, President & CEO
Atlantic American Corporation
404-266-5505